UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2016

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 Sidney Street, Suite 200 Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2016, the Board of Directors (the “Board”) of Blueprint Medicines Corporation (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Lynn Seely, M.D. to the Board as a Class III director of the Company, to serve in such capacity until the Company’s 2018 annual meeting of stockholders and until her successor is duly elected and qualified or until her earlier resignation, death or removal. In connection with her election to the Board, Dr. Seely has also been appointed to serve as a member of the Compensation Committee and Research and Development Committee of the Board.

Dr. Seely served as the chief medical officer of Medivation, Inc. (“Medivation”) from March 2005 until her retirement in October 2015, including as senior vice president and chief medical officer from January 2009 to October 2015. In this role, Dr. Seely led the development of XTANDI (enzalutamide) from the first-in-human clinical trial through global approvals, and actively participated in multiple drug development collaborations, including collaborations with Pfizer Inc. and Astellas Pharma US, Inc. for Phase 3 drug candidates, as well as the acquisition of talazoparib from BioMarin Pharmaceutical Inc.  Prior to joining Medivation, from September 2002 to March 2005, Dr. Seely served as vice president of clinical development at Anesiva, Inc., formerly Corgentech Inc., where she participated in a collaboration with Bristol-Myers Squibb for a Phase 3 drug candidate. Dr. Seely previously served as vice president of clinical development for Cytyc Health Corporation, a subsidiary of Cytyc Corporation, from 2001 to 2002, and from 2000 to 2001, Dr. Seely served as vice president of clinical development at ProDuct Health, Inc., a privately held medical device company prior to its acquisition by Cytyc Corporation.  Dr. Seely began her career as an associate director of clinical development at Chiron Corporation. Dr. Seely received a B.A. in journalism from the University of Oklahoma and an M.D. from the University of Oklahoma College of Medicine.  She completed her residency and served as chief resident in internal medicine at Yale-New Haven Hospital, and she completed her fellowship in endocrinology and metabolism at the University of California, San Diego.

In accordance with the Company’s non-employee director compensation policy (the “Director Compensation Policy”), Dr. Seely will receive an annual cash retainer of $35,000 for her service on the Board, an annual cash retainer of $5,000 for her service on the Compensation Committee of the Board and $5,000 for her service on the Research and Development Committee of the Board, each of which is payable quarterly in arrears. The Company will also reimburse Dr. Seely for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees. In addition, under the Director Compensation Policy, upon her election as a director, Dr. Seely was granted an option on April 14, 2016 to purchase 21,818 shares of the Company’s common stock at an exercise price per share of $19.08, which was the closing price of the Company’s common stock on the date of grant (the “Initial Stock Option”). The Initial Stock Option will vest in equal monthly installments during the three-year period following the date of grant, subject to Dr. Seely’s continued service on the Board. Under the Director Compensation Policy, Dr. Seely will also be eligible to receive an annual grant of an option to purchase 10,909 shares of common stock on the date of the first meeting of the Board held after each annual meeting of stockholders (each, an “Annual Stock Option”). Any Annual Stock Option will vest with respect to 100% of the shares on the earlier of the first anniversary of the date of grant and the Company’s next annual meeting of stockholders, subject to Dr. Seely’s continued service on the Board. In addition, the Initial Stock Option and any Annual Stock Option then held by Dr. Seely will automatically accelerate and become fully vested and exercisable upon Dr. Seely’s death or disability or upon a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan).

There are no arrangements or understandings between Dr. Seely and any other persons pursuant to which she was elected as a member of the Board.  There are no family relationships between Dr. Seely and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer.  There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Seely and the Company.

In connection with Dr. Seely’s election to the Board, Dr. Seely entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Seely for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of her service as one of the Company’s directors.

A copy of the Company’s press release announcing Dr. Seely’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on April 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: April 15, 2016	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on April 15, 2016